Exhibit 10.8

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) made and entered into as of the 2nd day of July, 1993, by and among Coca-Cola Bottling Co. Consolidated, a Delaware corporation (“Manager”); and Carolina Coca-Cola Bottling Partnership, a Delaware general partnership (“CCCB Partnership”); CCBCC of Wilmington, Inc., a Delaware corporation wholly owned by CCCB Partnership (“Wilmington”) (CCCB Partnership and Wilmington are hereby sometimes jointly and severally referred to as the “Partnership”); Carolina Coca-Cola Bottling Investments, Inc., a Delaware corporation and wholly owned subsidiary of The Coca-Cola Company (“KO Sub”); Coca-Cola Ventures, Inc., a Delaware corporation and wholly owned subsidiary of Manager (“Ventures”) and Palmetto Bottling Company, a South Carolina corporation (“Palmetto”) and wholly owned subsidiary of Manager (KO Sub, Ventures and Palmetto are herein collectively referred to as “Partners” and sometimes referred to individually as “Partner”).

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.       Definitions.

1.01    Defined Terms. Except as otherwise provided in this Agreement, defined terms shall have the meanings set forth in the DAA Agreement. “DAA Agreement” shall mean the Definition and Adjustment Agreement of even date herewith among The Coca-Cola Company (“KO”), Manager, KO Sub, Ventures, Sunbelt, Coastal, Eastern, Carolina Holding and certain other Affiliates of KO and Manager.

1.02    Other Terms. The following terms shall have the meanings set forth in the Section of this Agreement indicated below:

Defined term	Section

Agreement	Preamble
CCCB Partnership	Preamble
Claimant	Section 9.03(a)
Claim	Section 9.02
CPI	Section 5.01
Disclosing Party	Section 8.04
Due to/Due from Account	Section 5.03(e)
Environmental Manager	Section 3.01(c)(4)
Environmental Laws	Section 3.01(c)(4)(i)
Equivalent Case	Section 5.01
Expenses	Section 5.02
FICA	Section 3.02

FUTA	Section 3.02
Indemnitee	Section 9.02
KO	Section 1.01
KO Sub	Preamble
Manager	Preamble
Management Fee	Section 5.01
Notified Party	Section 9.03(a)
Partner(s)	Preamble
Partnership	Preamble
Receiving Party	Section 8.04
Revolver	Section 5.03(d)
Rules	Section 9.02
Sales Branch Employee(s)	Section 3.01(c)(2)
Wilmington	Preamble

Section 2.       Appointment of Manager.

2.01    Appointment of and Acceptance by Manager. The Partnership hereby appoints and retains Manager as the exclusive manager of the Business effective as of the Closing Date and authorizes Manager to supervise, direct and control, pursuant to the direction and control of the Executive Committee, the day-to-day operation of the Business for the term of this Agreement. Manager shall have the right to enter into contracts in the ordinary course of business and thereby bind the Partnership; provided that such contracts (i) relate to and are necessary for the performance by Manager of its services hereunder and (ii) do not relate to matters set forth in Schedule 11.1(d) of the Partnership Agreement with respect to which the Executive Committee has not otherwise expressly granted Manager the authority to act. Manager hereby accepts such appointment and agrees to use its best efforts in the performance of its duties in accordance with the terms and conditions hereinafter set forth. In providing the services described herein, Manager covenants and agrees to use its best efforts to provide and employ a sufficient number of personnel with adequate training and experience to perform such duties competently and in a businesslike manner in such a way as to cause the operations of the Partnership to be carried on efficiently and in the best interests of the Partnership. In providing such services, Manager shall be under the direction and control of the Executive Committee as to the policies and goals of the Partnership and as to all significant management decisions not otherwise delegated to Manager hereunder.

2.02    Non-exclusive Service. It is understood and agreed that nothing in this Agreement shall confer upon the Partnership an exclusive right to Manager’s service. Manager may contract with others for the provision of expertise and services outside the Territory similar to those to be provided to the Partnership as contemplated herein.

Section 3.       Services and Responsibilities of Manager.

3.01    Primary Services and Responsibilities. Within the scope of the authority granted to it under this Agreement and subject to any limitations provided herein, Manager will undertake as manager to support the Partnership in meeting the operating requirements of its license(s), as well as all other operating standards and the achievement of the Partnership’s financial objectives. Without limiting the foregoing, Manager will act as a manager of the Partnership under the Partnership Agreement. Manager acknowledges that it has received a true and complete copy of the Partnership Agreement and understands its obligations as Manager thereunder. Subject to any provisions to the contrary set forth in the Partnership Agreement, Manager is hereby authorized to and shall provide the following services or cause the following services to be performed under its supervision:

(a)       Business/Finance.

(1)       Manager will provide accounting, tax, treasury and internal auditing services in connection with the financial management of the Partnership’s business including the services of Manager set forth in Section 13 of the Partnership Agreement. As contemplated by Section 11.5 of the Partnership Agreement, Manager will develop annual projections of volume, operating revenues, required capital expenditures, operating expenses and cash flow and recommend and present such projections to the Finance Committee for its consideration as the basis for the Annual Business Plan no later than sixty (60) days prior to the beginning of the Partnership’s fiscal year that is the subject of such projections. The Annual Business Plan for the Partnership’s 1993 fiscal year is attached to the Partnership Agreement as Exhibit 11.5(a). The Partnership shall deliver a copy of each Annual Business Plan as soon as practicable following adoption thereof by the Executive Committee.

(2)       Manager will provide necessary treasury management services for the Partnership including the arrangement and administration of financings (subject to Executive Committee approval) and bank transactions and cash management services including receipt of and responsibility for all income realized by the Partnership and disbursement of funds for satisfaction of the debts, obligations and expenses of the Partnership.

(3)       Manager will develop and implement a comprehensive program of accounting systems and procedures and provide the following functions or prepare the following reports:

(i)       Accounts Receivable, Credit and Collections including credit approval, billing, collection and cash application.

(ii)      Accounts Payable functions including check writing and accounting for paid expense and capital items.

(iii)     General accounting functions including maintenance of general ledger and monthly financial reporting to the Executive Committee.

(iv)     Fixed asset record maintenance and accounting.

(v)      Monthly reports to the Executive Committee (i) comparing actual operating and capital expenditures to those budgeted and set forth in the Annual Business Plan, (ii) reflecting Expenses billed to the Partnership and (iii) detailing significant management actions taken by Manager.

(4)       Manager shall handle the federal, state and local tax reporting and filing as well as the implementation of tax planning and strategies designed to minimize ongoing federal, state and local taxes and user fees. Manager will also handle all tax audits and maintain all Department of Transportation files. Manager will consult with KO and representatives of KO Sub in connection with the handling of federal income tax reporting and filing, will notify KO and provide a copy of federal income tax returns to KO prior to the filing of such returns and will make its work papers and other tax reports available to KO and KO Sub upon reasonable request therefor as they become available.

(5)       Manager will develop an internal audit program establishing adequate procedures necessary to provide accurate internal auditing services.

(b)      Marketing and Sales.

(1)       Manager will have overall responsibility to develop a marketing plan and implement the distribution strategy included in or otherwise contemplated by the Annual Business Plan. In particular, Manager will coordinate marketing activities, programs and funding with the Partnership’s licensors, handle relationships with major customers crossing territorial boundaries, and develop overall trade relationship strategies (CMAs, etc.). Manager shall perform media purchasing through its in-house advertising agency (Case Advertising) under standard terms, and set advertising budgets subject to the Annual Business Plan.

(2)       Manager will provide regional sales management direction including the establishment of policies and procedures, selection of price, product and package, not materially inconsistent with the Annual Business Plan, and recruiting and training of sales personnel and coordinate overall cold drink programs.

(c)       Operations. The major operational responsibilities of Manager shall be in the areas of Purchasing and Production Management, Human Resource Services, Fleet and Facility Administration Services, Environmental Compliance, Data Processing, Corporate Manufacturing Management and Risk Management as follows:

(1)       Purchasing and Production Management. Manager will select and negotiate with vendors and purchase or, if in the best interest of the Partnership, lease all supplies and capital equipment from such vendors on a basis similar to that which is available to Manager with respect to its sales branches. Subject to the authorization of the Partnership’s licensors, Manager will supply, or otherwise obtain for the Partnership soft drink product, (i) with respect to product produced by Manager, at Manager’s fully loaded, standard cost as determined in accordance with Exhibit A, to be adjusted at the end of each fiscal quarter to actual fully loaded cost provided that the Partnership has received prior written notice of any such adjustment and (ii) with respect to product purchased by Manager, on behalf of the Partnership from a third party, at Manager’s actual cost plus transportation cost consistent with Manager’s transportation costs incurred with respect to other sales branches standard practices. In each case, actual transportation costs shall be added to product delivered to the Partnership’s warehouses.

(2)       Human Resources. Manager shall provide overall pay and benefit administration for employees of the Partnership (if any), provide administrative in-house training and develop and implement personnel policies (if applicable) and comprehensive pay, benefits and incentive programs and packages for all employees. Any necessary labor contract negotiations will be performed by Manager, and Manager will handle the administration of any labor contract (including grievance procedures and arbitration) and any labor relations disputes or other labor matters. Manager will have the authority and responsibility to appoint legal counsel and to enter into, amend or terminate any employment agreements and consulting and agency agreements relating to the Partnership. Manager will supplement the Partnership with all additional personnel necessary to operate the Business at the Sales Branch level (“Sales Branch Employees(s)”). In connection therewith, Manager shall utilize its employees or employees of a wholly owned subsidiary of Manager which have adequate training and experience to perform their duties competently and in a businesslike manner. Manager shall have the right to substitute one of its employees for a Sales Branch Employee whenever Manager deems such substitution appropriate. Each Sales Branch Employee and Partnership employee shall be subject to all of Manager’s applicable employment policies and practices (unless otherwise restricted by union contracts), and the Partnership shall not have the right to subject any Sales Branch Employees or Partnership employees to any additional employment policies or practices or other work related rules or regulations (except rules and regulations reasonably related to the health and safety of such employees or required under applicable law) absent Manager’s express consent to such action. Manager shall provide substantially the same job-related education and training to Sales Branch Employees and Partnership employees as Manager provides to its other Employees who perform the same or related tasks. Manager shall compensate Sales Branch Employees in accordance with Manager’s standard compensation policies and practices for employees who perform the same or related tasks subject to regional pay differences. Sales Branch Employees shall be provided with employee benefits no more favorable as a whole than those provided to Manager’s other employees performing the same or related tasks in addition to workers’ compensation, unemployment compensation and all other benefits which an employer is required to provide for its employees under applicable law. Manager will adopt and enforce at the Partnership Manager’s Code of Business Conduct.

(3)       Fleet and Facility Administration. Manager will provide overall administration of fleet activities including assessment of required fleet expansion or replacement, acquisition of required equipment and direction of preventative maintenance programs. Manager will provide ongoing consulting services to assist in efficient route structure using computer models and provide training and consulting services for warehouse layout and management.

(4)       Environmental Compliance. Manager shall provide environmental management services, assigning the administration of those systems to an environmental compliance manager on its staff (“Environmental Manager”) and shall assume the following responsibilities:

(i)       It is the responsibility of Manager to assure that all Partnership operations are in compliance with, or exceed, the requirements of all applicable environmental laws, regulations, statutes, ordinances and permit conditions (“Environmental Laws”), and that Partnership operations are conducted to minimize the risk of liability arising under any Environmental Law. In fulfilling that responsibility, Manager shall provide for an Environmental Manager, who shall, in consultation with Manager, establish environmental management systems, encompassing all of the Partnership’s operations and employees, designed to assure such compliance and to avoid liability for noncompliance. The official duties of the Environmental Manager shall include, without limitation, (A) assuring proper operation of established environmental management systems; (B) design, recommendation and implementation of new environmental management systems; (C) detection of potential environmental compliance exceptions; and (D) briefing Manager on environmental issues on an ongoing basis. Any known or suspected exceptions to environmental compliance requirements discovered by the Environmental Manager shall be reported immediately to Manager who, in turn, shall notify the Executive Committee of his findings and ensure that all required corrective actions and all required reports are initiated and completed as soon as possible.

(ii)      Beginning in 1994, Manager shall request an opinion from legal counsel to the Partnership as to the compliance of all the Partnership’s operations with all applicable Environmental Laws and the Partnership’s potential exposure to legal liabilities under any Environmental Law. Legal counsel shall, in turn, retain qualified independent, third party environmental consultants to act as counsel’s agents in conducting an environmental audit of Partnership operations to the degree of detail which, in counsel’s opinion, is necessary to form the basis of counsel’s legal compliance opinion. All documents of whatever kind generated during the course of developing and providing the legal opinion, including any materials prepared by legal counsel’s agents, shall be treated, stored and distributed in a manner which maintains the attorney-client privilege for such documents. Whenever counsel concludes that a condition associated with the Partnership’s operations could constitute a violation of an Environmental Law and/or could subject the Partnership to administrative, civil or criminal prosecution or other potential liability, legal counsel shall bring that conclusion to the attention of the Environmental Manager and Manager. Manager shall report such conclusion to the Executive Committee and shall, together with the Environmental Manager, establish and implement a corrective action plan and, if required by law, report the violation as soon as possible. No more than three years shall elapse between any such environmental audit during the terms of the Partnership.

(5)       Data Processing and Information Services. Manager shall utilize its computer systems to provide centralized computer operations, including sales data storage and analysis systems as well as vending asset management systems. Manager will perform all required programming (including hand held computers) and arrange for data and voice communication services.

(6)       Corporate Manufacturing Management. Manager will provide manufacturing administration, quality assurance administration and consumer response center administration.

(7)       Risk Management. Manager shall contract for the purchase of insurance policies on behalf of the Partnership, at coverage levels prescribed by the Executive Committee. A list of the initial policies and coverage levels thereunder are set forth in Exhibit C hereof. Manager shall, on behalf of the Partnership, cause such policies (or such other policies which are satisfactory to or required by the Executive Committee) to be maintained during the term of this Agreement.

3.02  Manager’s Personnel. All of Manager’s personnel providing services hereunder shall be exclusively employed by Manager or its Affiliates, and Manager shall have the sole right to determine their conditions of employment, working hours, employment and vacation policies, seniority, promotions and assignments. Manager shall have the exclusive right to hire and fire any such personnel and shall comply with all the laws applicable to the employment of such personnel. Subject to the provisions of Section 5 below, Manager shall be solely responsible for the compensation of the employees and for all withholding taxes, Federal Insurance Contributions Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”) taxes, unemployment insurance, workmen’s compensation and any other insurance and fringe benefits with respect to such employees.

3.03  Limitations on Authority. Notwithstanding anything contained herein to the contrary, without the express consent of the Executive Committee, Manager shall not permit the Partnership to take or approve any of the actions listed on Exhibit 11.1(d) of the Partnership Agreement.

3.04  Books and Records. Manager shall, upon written request of a member of the Executive Committee, make its books and records with respect to the Business available to the Executive Committee, the Finance Committee, the Partnership or the Partners, at the reasonable request of any of them. In particular, the Partnership or any Partner shall have access to such books and records at reasonable business hours for the purposes of (i) auditing the actual fully loaded cost of product sold and transportation expenses charged to the Partnership as contemplated by Section 3.01(c)(1) and Exhibit A, (ii) obtaining information relating to payments made to third parties pursuant to the KO and CCBCC Prior Purchase Agreements and determining compliance by the Partnership with its obligation sunder the KO and CCBCC Prior Purchase Agreements, (iii) auditing the Management Fee and Expenses charged to the Partnership and (iv) auditing the Due to/Due from Account. The Partnership shall bear the costs of any independent accounting firm engaged by KO Sub for the purpose of performing the review described in this Section.

Section 4.       Additional Services Provided by Manager.

In the course of performing its duties hereunder, Manager may determine that it is in the best interests of the Partnership to obtain goods, technology or other services from Manager or its Affiliates. The provision of such products and services will be considered to be within the scope of this Agreement and shall be made available to the Partnership with the approval of the Executive Committee. The price or fees (excluding applicable taxes, and transportation costs which shall be charged to the Partnership at cost) charged by Manager or its Affiliates for such products and services shall be no less favorable than those charged to other entities by Manager whose business is comparable to that of the Partnership whether or not such entities are Affiliates; provided, however, that under no circumstances shall Manager be required to charge the Partnership an amount which is less than Manager’s actual cost provided that the provision of such products or services are duly authorized in accordance with this Agreement.

Section 5.       Partnership Payments.

5.01    Management Fee. In consideration for the services to be provided by Manager pursuant to this Agreement, the Partnership shall pay to Manager a management services fee equal to 20.6¢ per 8 oz. equivalent case (i.e., 192 ounces/case) of bottles, cans and pre-mix (“Equivalent Case”) sold by the Partnership in the Territory after the Closing Date (the “Management Fee”). Subject to the provisions of Section 7.02, the Management Fee shall be increased for 1996 and 1997 in accordance with the increase in the Urban Wage Earners and Clerical Workers-South-All Items consumer price index published by the U.S. Department of Labor (“CPI”) for the most recent twelve (12) month period for which statistics are available on January 1, 1996 and January 1, 1997, respectively. Thereafter, unless the parties agree otherwise, the Management Fee will be increased for each subsequent year at a rate equal to one-half (1/2) of the increase in the CPI for the most recent twelve (12) month period for which statistics are available as of January 1 of such year.

5.02    Expenses. The expenses incurred by the Partnership (or by the Manager on behalf of the Partnership) as contemplated in the Annual Business Plan shall be deemed to be expenses of the Partnership payable in addition to the Management Fee. Such expenses will be subject to audit as provided in Section 3.04 hereof. No expense other than those accounted for in, or allowed by, the Annual Business Plan shall be payable by the Partnership unless such expense is (i) less than $50,000 and is approved by the Finance Committee or (ii) otherwise approved by the Executive Committee (all expenses payable by the Partnership pursuant to this Section 5.02 are referred to herein as “Expenses”). The Partnership agrees that it will cause the (i) Finance Committee to convene a meeting to consider approval of any such expense no later than five (5) Business Days after receipt of written request for approval from Manager or (ii) Executive Committee to convene a meeting to consider approval of any such expense no later than fifteen (15) Business Days after receipt of written request for approval from Manager, whichever is relevant. By way of illustration, and subject to being included in the Annual Business Plan or otherwise specifically authorized in this Section 5.02, the following Expenses shall be the types of Expenses which will be addressed in the Annual Business Plan and generally payable by or on behalf of the Partnership:

(a)       Entity and Sales Branch Expenses. The Partnership will incur direct expenses related to its form of entity or Business in the form of fees or taxes to third parties such as state or local governments. In addition, each Sales Branch within the Territory will incur certain specific expenses directly related to the routine operation of the Sales Branch. Such expenses are set forth on Exhibit C.

(b)      Division Expenses. Manager shall charge the Partnership for certain expenses incurred at Manager’s Division level on a per case basis. These expenses will be Division sales management expenses, vender service expenses, fleet expenses and post-mix management services expenses, as set forth on Exhibit D.

(c)       Refurbishment Expense. Manager will charge the Partnership its actual average cost at the center in which the refurbishment is performed of refurbishing items listed on Exhibit E owned or leased by the Partnership including the cost of delivery and pickup of cold drink equipment at Manager’s standard rates.

(d)      Miscellaneous Expense. Other reasonable and necessary expenses directly related to the Partnership’s business operations or administration thereof which are set forth on Exhibit F.

5.03    Payments, Reconciliation and Reimbursement.

(a)       Estimated Monthly Payments. Subject to the provisions of Section 7.01 hereof, the estimated Management Fee and Expenses to be paid by the Partnership as set forth in the Annual Business Plan shall be paid as follows: the Partnership shall pay to Manager on or before the 15th of each month during each fiscal year of the Partnership a monthly disbursement equal to the sum of (i) the estimated Management Fee for such month, and (ii) one-twelfth (1/12th) (or, in the case of the Partnership’s 1993 fiscal year, one-sixth (1/6)) of the estimated fiscal year Division Expenses and Miscellaneous Expenses all as set forth in the Annual Business Plan.

(b)      Quarterly Reconciliation of Payments. On or before the end of each fiscal quarter, beginning with the second fiscal quarter following the Closing Date, Manager will furnish to the Partners a statement reconciling actual Equivalent Case sales and Expenses for the immediately preceding fiscal quarter against the estimated amounts used in determining the amount of the monthly disbursement. For each quarter, the Partnership (acting through the Executive or Finance Committee) and Manager shall agree upon a true-up adjustment in such amount as is necessary to ensure that the aggregate estimated monthly payments paid to Manager for the reconciled fiscal quarter are not more than or less than the amounts that would have been paid had the actual Management Fee and relevant Expenses been known to the parties at the time the monthly advances were paid, with the amount of such adjustment bearing interest at the Composite Rate in each case from the date any such adjusted item is paid to the date of reconciliation. Any refund due from Manager to the Partnership, and any additional payment due from the Partnership to Manager, as a result of this reconciliation shall upon determination thereof be debited/ credited, as appropriate, to the Due to/Due from Account described hereinbelow.

(c)       Payment of Invoiced Items. Manager shall be entitled to payment from the Partnership for all Entity and Sales Branch Expenses, Refurbishment Expenses and Miscellaneous Expenses not otherwise subject to estimated payments as provided in Section 5.03(a), within ten (10) days following delivery of invoice and make appropriate credit entries in respect thereof in the Due to/ Due from Account.

(d)      Due to/Due From Account. Following the Closing Date, Manager shall collect Partnership receipts in various bank accounts and debit such amounts to a due to/due from account (the “Due to/Due from Account”). All disbursements made by Manager on behalf of the Partnership shall be credited to the Due to/Due from Account. Interest shall accrue at the Composite Rate on a monthly basis on the average of (i) the net balance of such Account on the last day of the prior fiscal month and (ii) the net balance of such Account on the last day of the subject fiscal month. So long as the Due to/Due from Account has a net deficit or net surplus balance less than Five Million Dollars ($5,000,000), Manager’s Treasurer, at her/his discretion, may (i) in the event of a deficit balance, draw on the Partnership revolving line of credit described in Section 6.01(e) hereof (“Revolver”) or (ii) in the event of a surplus balance, cause a payment to be made and applied to a reduction of the outstanding Partnership indebtedness, in each case in an amount up to the amount of such account balance. In the event that the Partnership has a deficit balance of Five Million Dollars ($5,000,000) or more, Manager’s Treasurer may draw on the Revolver to eliminate the deficit balance. In the event that the Partnership has a surplus balance of Five Million Dollars ($5,000,000) or more, Manager’s Treasurer shall cause a payment in the amount of such surplus balance to be applied to a reduction of outstanding Partnership indebtedness. Manager shall immediately notify the Partners any time a draw is made on the Revolver. Nothing herein shall require that a segregated bank account be maintained for the Partnership, provided that Manager’s system of accounting for receipts and disbursements is reasonably satisfactory to the Executive Committee. Manager will generate and maintain monthly reports detailing all debits and credits to the Due to/Due from Account, including a calculation of any interest charges. Such reports and other detail regarding the debits and credits to the Due to/Due from Account will be made available upon the reasonable request of any member of the Executive Committee or the Finance Committee.

5.04    Management Fee Distinguished from Distributions. All fees and other payments paid by the Partnership to Manager under this Section 5 shall be considered separate from, and shall not constitute, distributions paid to Manager by the Partnership from accrued profits or cash flow.

Section 6.       Obligations of the Partnership.

6.01    Duties of the Partnership. In addition to the obligations imposed upon the Partnership elsewhere in this Agreement and commencing on the Closing Date, the Partnership shall:

(a)       provide or cause to be provided at no charge to Manager sufficient secure building space, furniture facilities and office equipment to enable Manager’s on-site personnel to carry out their obligations under this Agreement;

(b)      assist Manager in obtaining, or cause to be obtained any permits, applications, authorizations or forms required by or from the federal, state or local governments for the specific services areas or which are, in the opinion of the Executive Committee, desirable;

(c)       afford Manager’s personnel unlimited and unrestricted access to all the Partnership’s facilities subject only to such routine security precautions as the Partnership may impose in the nature of its business requirements;

(d)      cooperate with Manager and direct all the Partnership personnel (if any) to extend maximum cooperation to Manager; and

(e)       maintain a revolving line of credit or other financing sufficient in the reasonable judgment of the Executive Committee to satisfy the Partnership’s anticipated peak seasonal working capital needs.

Section 7.       Term.

7.01    Effective Date. This Agreement shall become effective as of the Closing Date. If the Aiken, South Carolina KO bottling franchise and related assets are transferred to the Partnership on or prior to August 30, 1993, Manager shall be entitled to receive the Management Fee with respect to all Equivalent Cases sold by Palmetto in such territory after the Closing Date.

7.02    Duration. Unless terminated pursuant to Section 7.03 below, this Agreement shall continue in full force and effect for a term of twenty-five (25) years after the Closing Date; provided that following December 31, 1995 the parties will negotiate in good faith to alter the terms and conditions of the Agreement to reflect the then current agreements of the parties.

7.03    Early Termination. This Agreement shall terminate early as follows:

(a)       Breach. If at any time either party to this Agreement shall default in the performance of any of its. material obligations under this Agreement and such default or breach shall continue for a period of forty-five (45) days after the other party has given notice to the aforementioned party specifying such default or breach and requiring it to be remedied, then the party giving said notice shall have the right to terminate this Agreement on forty-five (45) days written notice if the default remains uncured for such additional forty-five (45) days following such notice; provided, however, that (i) the failure of the Partnership to meet the projections set forth in the Annual Business Plan shall in and of itself not be deemed to be a breach of this Agreement by Manager and (ii) a default under Section 5.03(d) shall not be deemed a breach of a material obligation unless such amount in dispute equals or exceeds Ten Million Dollars ($10,000,000); provided, further, Manager shall not have the right to terminate this Agreement if the Partnership’s breach hereof is due primarily to any action or omission by CCBCC Sub.

(b)      Bankruptcy Decree. If a decree or order of a court having jurisdiction has been entered adjudicating a party bankrupt, insolvent, or approving a petition seeking reorganization of such party under any bankruptcy act or any similar applicable law, and such decree or order has continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such party or all or substantially all of its property, or for the winding up or liquidation of its Affiliates, has been entered, and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days, then the other party shall have the right to terminate this Agreement by giving the first mentioned party notice to that effect within thirty (30) days after the expiration of such sixty-day period.

(c)       Institution of Bankruptcy Proceedings. If a party institutes proceedings to be adjudicated voluntarily bankrupt or consents to the filing of bankruptcy proceedings against it, or files a petition for answer or consent seeking reorganization under any bankruptcy act or similar law or consents to the filing of any petition or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it, or all or substantially all of its property, or makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, then the other party shall have the right to terminate this Agreement by giving the first mentioned party notice to that effect within thirty (30) days after the occurrence of such event.

(d)      Change of Control. At any time after a Change of Control, KO Sub may elect to terminate this Agreement following twelve (12) month’s prior written notice.

7.04.    Partnership Termination. Upon the termination of the Partnership, this Agreement shall be terminated concurrently therewith, and KO Sub or its Affiliate and CCBCC shall enter into a management agreement providing for the management of the portion of the Business distributed to KO Sub or its Affiliates in the dissolution of the Partnership upon the same terms and conditions (including any CPI adjustment provision herein) as in effect at the time of the termination of the Partnership, except that KO Sub shall assume all of the authority of the Executive Committee under this Agreement. The Annual Business Plan adopted by KO Sub each year during the term of such agreement shall be substantially similar to the Annual Business Plans adopted in prior years. Such Agreement shall have a term of at least two years, but shall be terminable by KO Sub on sixty (60) days prior written notice. Following the termination of such management agreement, CCBCC shall cooperate in good faith with KO Sub in making available for employment by KO Sub or its Affiliates all employees of CCBCC or its Affiliates who are engaged in the operation of that portion of the Business then owned by KO Sub or its Affiliates.

7.05    Effect of Termination. Upon the termination of this Agreement, this Agreement shall be of no further force and effect, except that the provisions Sections 8, 9 and 10 shall continue in full force and effect indefinitely. Upon the termination of this Agreement, the Partnership shall immediately pay Manager the balance of the Management Fee accrued hereunder to the date of termination. Notwithstanding anything contained herein to the contrary, in the event that this Agreement is terminated pursuant to Section 7 hereof, the Partnership may elect to purchase product from Manager on the same terms as set forth in Section 3.01(c)(1) for up to two (2) years following termination; provided that Manager has received written notice of such election no later than fifteen (15) Business days prior to termination; and further provided that following such election the Partnership may elect to discontinue making such purchases from Manager upon sixty (60) days prior written notice.

Section 8.       Confidentiality.

8.01    Confidential Information. The Parties acknowledge that each of them may be required to disclose Confidential Information to governmental agencies or authorities by law, upon the advice of counsel, and each shall endeavor to limit disclosure to that purpose. Each Party will give the other prior written notice of any disclosure pursuant to this paragraph, which notice shall specify the substance of any such disclosure.

8.02    Identification. Each party hereto will take appropriate steps to enable the other party hereto to identify the information that should be protected as Confidential Information. Accordingly, each party shall legend or otherwise designate as proprietary any material furnished to the other party if any Confidential Information is included. In addition, any information involving Confidential Information that is imparted orally shall be identified as proprietary.

8.03    Acknowledgment of Confidential Information. Each party recognizes and acknowledges (a) that Confidential Information of the other party may be commercially valuable proprietary products of such party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such party a commercial advantage over its competitors; (b) that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such party may cause great injury and harm to such party; (c) that the restrictions imposed upon the parties under this Agreement are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm.

8.04    Nondisclosure. Each party who receives Confidential Information hereunder (the “Receiving Party”) agrees that it will not, without the prior written consent of the party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form) for as long as the pertinent information or data remain Confidential Information. The Receiving Party hereby agrees to indemnify and hold harmless the Disclosing Party from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) arising from any such unauthorized disclosure by the Receiving Party or its personnel. The Receiving Party agrees that it will use any Confidential Information disclosed by the Disclosing Party hereunder (whether or not such Confidential Information is in written or tangible form) only for purposes of the business of the Partnership as contemplated by the Partnership Agreement, for as long as the pertinent information or data remain Confidential Information. The Receiving Party hereby agrees to indemnify, defend and hold harmless the Disclosing Party from and against any Loss arising from any such unauthorized disclosure by the Receiving Party or its personnel.

8.05    Security. To protect the Confidential Information of the parties, each party shall adopt basic security measures of the kind commonly observed in industries in the United States of

America that rely extensively on proprietary information. Security measures, to the extent appropriate, shall include physical security measures, restrictions on access by unauthorized personnel, use of confidentiality agreements with personnel, legending, systematic segregation, and appropriate record retention systems.

8.06  Competitively Sensitive Information. Notwithstanding the foregoing, in providing information hereunder, each party hereto will take care, and will ensure that its respective representatives will take care, to avoid the overbroad disclosure of competitively sensitive financial, operating or similar data, if any, as to which disclosure would have adverse consequences under applicable laws, including federal and state antitrust laws. Appropriate procedures will be followed by the Partnership and the Partners to limit the disclosure of competitively sensitive data, if any.

Section 9.       Manager’s Liability and Indemnification.

9.01    Limitation on Liability. Manager shall not be responsible for any errors in judgment made in good faith in the performance of its duties hereunder; provided, however, that nothing contained herein shall release Manager of any responsibility it may have for product liability claims or claims based on the negligent or willful misconduct of Manager.

9.02    Indemnification. The Partnership shall indemnify and hold Manager and its Affiliates, directors, officers, employees and agents (each an “Indemnitee”) harmless from any and all Losses arising in connection with the Business (a “Claim”), except to the extent such Losses arise out of Manager’s breach of this Agreement, negligence, fraud or willful misconduct in which event Manager shall be liable to and indemnify the Partnership from and against any Losses incurred by the Partnership as a result thereof.

9.03    Indemnity Procedure for Third Party Claims. The obligations and liabilities of the Partnership to indemnify an Indemnitee or Manager to indemnify the Partnership, as applicable, for third party Claims (including those by Manager’s personnel) under this Section 9 shall be subject to the following terms and conditions:

(a)       The person or entity (i.e., Partnership, Manager or Indemnitee) making a claim (“Claimant”) will give the party from whom indemnity is sought (“Notified Party”) prompt notice of such Claim. The failure to promptly notify a party of any such Claim shall not relieve the party of its obligation hereunder, unless the failure to so notify such party materially prejudices such party’s ability to defend such Claim.

(b)      Following notice by the Claimant to the Notified Party of a Claim, the Notified Party shall be entitled at its cost and expense to contest and defend such Claim by all appropriate legal proceedings; provided, however, that notice of the intention so to contest shall be delivered by the Notified Party to the Claimant within thirty (30) days from the date of receipt by the Notified Party of notice from the Claimant of the assertion of such Claim. Any such contest may be conducted in the name and on behalf of the Notified Party or the Claimant, as may be appropriate. Such contest shall be conducted diligently by reputable counsel employed by the Notified Party, but the Notified Party shall keep the Claimant fully informed with respect to such Claim and the contest thereof and the Claimant shall have the right to engage its own counsel at its own expense. If the Claimant joins in any such contest, the Notified Party shall have full authority, in consultation with the Claimant, to determine all action to be taken with respect thereto; provided, however, that in no event shall the Notified Party have authority to agree to any relief other than the payment of money damages by the Claimant unless agreed to by the Claimant. Each party shall bear its own expense of such representation. If any Claim is asserted and the Notified Party fails to contest and defend such Claim within a reasonable period of time, the Claimant may take such action in connection therewith as the Claimant deems necessary or desirable, including retention of counsel, and the Claimant shall be entitled to indemnification of the costs incurred in connection with such defense.

(c)       If requested by the Notified Party, the Claimant shall cooperate with the Notified Party and its counsel, including permitting reasonable access to books and records, in contesting any Claim which the Notified Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the Notified Party will reimburse the Claimant for reasonable out-of-pocket costs (but not the cost of employee time expended) incurred by the Claimant in so cooperating.

(d)      The Claimant agrees to afford the Notified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the Claimant or conferences with representatives or counsel for such persons. Unless the Notified Party approves in writing the settlement of a Claim, no right to indemnification under Section 9.02 shall be established by such settlement.

9.04    Excused Performance. Delay in performance or non-performance by Manager shall be excused to the extent Manager’s ability to perform fully is prevented by an act of God or similar event beyond the reasonable contemplation or control of Manager.

Section 10.     Dispute Resolution.

10.01   Attempts to Resolve. All disputes and differences raised by any party to this Agreement or any Partner which may arise out of or in connection with or with respect to this Agreement (including but not limited to any rights of indemnification under Section 9 hereof) will be settled as far as possible by means of negotiations between the members of the Executive Committee. Any such dispute which cannot be resolved by the Executive Committee after two meetings of the Executive Committee may be referred by any member of the Executive Committee to KO’s North American Executive Officer and Manager’s Chief Executive Officer for resolution. If said senior executive officers of the Partners are unable to resolve such matter within sixty (60) days of such referral, then either party may submit the dispute to arbitration in accordance with Section 10.02 of this Agreement for a binding resolution thereof.

10.02  Arbitration. Except as provided in Section 10.05 hereof, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof which cannot be resolved by the parties pursuant to Section 10.01 hereof shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement (the “Rules”) as modified in this Article. The arbitration shall be held in Atlanta, Georgia.

There shall be three arbitrators of whom each party shall select one within 15 days following respondent’s receipt of claimant’s notice of arbitration and statement of claim. The two party-appointed arbitrators shall select a third arbitrator to serve as presiding arbitrator within 15 days of the appointment of the second arbitrator; provided, however, that in no event shall such arbitrators be residents of or maintain a place of business in the Atlanta, Georgia, Charlotte, North Carolina or Chattanooga, Tennessee Standard Metropolitan Statistical Areas. The appointing authority shall be the Atlanta Office of the American Arbitration Association.

10.03  Claims and Judgments. Within twenty (20) days of the respondent’s receipt of the claimant’s notice of arbitration and statement of claim, the respondent shall serve the claimant with its statement of defense and any counterclaims. Within twenty (20) days of claimant’s receipt of the respondent’s statement of defense and counterclaims, the claimant shall serve its statement of defense to any counterclaims or set-offs asserted by the respondent. The tribunal shall permit and facilitate such prehearing discovery and exchange of documents and information to which the parties in writing agree or which it determines is relevant to the dispute between the parties as is appropriate taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. All discovery shall be completed within forty-five (45) days from the date on which the respondent communicates its statement of defense and counterclaims, if any, to the claimant. The hearing shall be held no later than ninety (90) days following the selection of the presiding arbitrator. Any arbitration award shall be rendered in U.S. dollars, with appropriate interest as determined by the tribunal. Judgment on any award shall be entered in any court having jurisdiction thereof.

10.04  Submission to Jurisdiction. For purposes of disputes arising under this Agreement, the parties hereto submit themselves to the jurisdiction of the state and federal courts located in Atlanta, Georgia or Charlotte, North Carolina with respect to the enforcement of any arbitration award, provided however, that nothing contained herein shall be deemed a waiver by either party of any right it may have to (i) remove a cause of action brought in state court to a federal court or (ii) petition a court for a change of venue to or from Atlanta, Georgia or Charlotte, North Carolina. Each of the parties hereby consents to the service of process by registered mail at its address set forth below and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. The arbitration shall be governed by the Federal Arbitration Act, 9. U.S.C. §§ 1-16, 201-208.

10.05  Right to Additional Remedies. Notwithstanding anything to the contrary in this Article, in the event any intellectual property (including Confidential Information) is used in violation of the terms of this Agreement, each party shall be entitled, in addition to the remedy of arbitration set forth herein, to apply immediately to any court of competent jurisdiction for immediate injunctive relief. Each party hereby submits itself to the jurisdiction of the state and federal courts located in Atlanta, Georgia or Charlotte, North Carolina for any such relief or for the enforcement of any arbitration award against such party; provided, however, that nothing contained herein shall be deemed a waiver by either party of any right it may have (i) remove a cause of action brought in a state court to a federal court or (ii) petition a court for a change of venue to or from Atlanta, Georgia or Charlotte, North Carolina.

Section 11.     Press Release.

The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by law.

Section 12.     Independent Status of Parties.

Except as specifically provided herein, nothing contained in this Agreement shall be construed to constitute a party as agent for the other party. Except as specifically provided herein,

neither party shall have the right to bind the other party, transact any business in the other party’s name or on its behalf in any manner or form, or to make any promises or representations on behalf of the other party.

Section 13.     Assignment.

Neither the Partnership nor Manager shall assign or transfer any right or obligation hereunder whether by operation of law or otherwise without the prior written consent of the other. Any such attempted assignment or transfer in violation of this Section 13 shall be void and without legal effect. Notwithstanding the foregoing, Manager may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary (direct or indirect) of Manager, provided, however, that (a) (i) Manager shall give the Partnership written notice of such assignment, (ii) any such assignee shall execute an agreement assuming such duties and obligations and deliver the same to the Partnership, and (iii) Manager shall deliver to the Partnership a written unconditional guaranty of the performance of the duties and obligations so assigned and assumed and (b) such rights and obligations shall revert back to Manager at such time as the assignee ceases to be a wholly owned subsidiary of Manager. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

Section 14.     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, regardless of any conflicts of laws or rules which would require the application of the laws of another jurisdiction.

Section 15.     Miscellaneous.

15.01  Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other Person shall be in writing and delivered personally or by mail or any express mail service to the addresses set forth below.

(a)       If to Partnership:

Coca-Cola Bottling Co. Consolidated
1900 Rexford Road
Charlotte, NC 28211
Attention: Chief Financial Officer
Telecopy Number: 704-551-4451

With a copy to addresses listed in (b) below

(b)      If to KO Sub:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, GA 30313
Attention: Chief Financial Officer
Telecopy Number: (404) 676-6275

and

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, GA 30313
Attention: General Counsel
Telecopy Number: (404) 676-6209

(c)       If to Manager, Palmetto or Ventures:

Coca-Cola Bottling Co. Consolidated
1900 Rexford Road
Charlotte, NC 28211
Attention: Chief Financial Officer
Telecopy Number: (704) 551-4451

With a copy to:

Witt, Gaither & Whitaker
1100 American National Bank Building
Chattanooga, TN 37402
Attention: Ralph M. Killebrew, Jr.
Telecopy Number: (615) 266-4138

or to such other address or number for a party as shall be specified by like notice. Any notice to the Partnership shall be delivered to all the addressees provided above. All notices so given shall also be sent by telecopy transmission to the telecopy numbers set forth above or such other numbers as shall be given by notice to the other parties hereto. Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

15.02  Nonwaiver of Default. Any failure by either party at any time or from time to time to enforce and require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of any such terms and conditions at any future time and shall not permit such party from insisting on the strict keeping and performance of such terms and conditions at any later time.

15.03  Interpretation. Should the provisions of this Agreement require judicial or arbitral interpretation, it is agreed that the judicial or arbitral body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the same, it being agreed that the agents of both parties have participated in the preparation herein equally.

15.04  Partial Invalidity. If any term or provision of this Agreement not essential to the basic purpose hereof shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining terms shall remain in full force and effect and shall be deemed to constitute the entirety of this Agreement as though such illegal, invalid or unenforceable provision had never been a part hereof.

15.05  Amendment or Rescission. This Agreement shall not be modified or rescinded except by a written instrument setting forth such modification or rescission and signed by the parties hereto.

15.06  Duplicate Originals. For the convenience of the parties hereto, this Agreement may be executed in two counterparts, and each such counterpart shall be deemed to be an original instrument and together constitute one and the same Agreement.

15.07  Captions. The captions or headings of the Sections and other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

15.08  Entirety of Agreement. This Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, covenants, conditions or undertaking, oral or written, expressed or implied, concerning such subject matter that are not merged herein. Furthermore, this Agreement shall not be deemed to amend or affect the Partnership Agreement except as may be expressly set forth therein. In the event of any conflict between the terms of this Agreement and the Partnership Agreement, the terms of the Partnership Agreement shall prevail. The Interim Management Agreement, dated June 16, 1993, between Manager and Carolina Holding has been terminated simultaneously with the execution of this Agreement.

15.09  Plurals, Etc. As used herein or in any document which incorporates the terms hereof:

(a)       the plural form of the noun shall include the singular and the singular shall include the plural, unless the context requires otherwise;

(b)      each of the masculine, neuter and feminine forms of any pronoun shall include all forms unless the context otherwise requires;. and

(c)       words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

15.10  No Rights or Privileges to Employees. This Agreement shall not (and shall not be construed to) confer any rights or privileges on any employees of any party to this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative as of the date first written above.

MANAGER: Coca-Cola Bottling Co. Consolidated
By:	/s/ DAVID V. SINGER

David V. Singer Vice President

CCCB PARTNERSHIP: Carolina Coca-Cola Bottling Partnership
By:	/s/ TIMOTHY J. DOYLE

Carolina Coca-Cola Bottling Investments, Inc. General Partner

By:	/s/ DAVID V. SINGER

Coca-Cola Ventures, Inc. General Partner

By:	/s/ DAVID V. SINGER

Palmetto Bottling Company General Partner

WILMINGTON: CCBC of Wilmington, Inc.
By:	/s/ DAVID V. SINGER

David V. Singer Vice President

PARTNERS: Carolina Coca-Cola Bottling Investments, Inc.
By:	/s/ TIMOTHY J. DOYLE

Timothy J. Doyle Vice President

Coca-Cola Ventures, Inc.
By:	/s/ DAVID V. SINGER

David V. Singer Vice President

Palmetto Bottling Company
By:	/s/ DAVID V. SINGER

David V. Singer Vice President

EXHIBIT A

Fully Loaded Standard Manufacturing Cost 1993

The definition of Coca-Cola Bottling Co. Consolidated fully loaded standard cost includes the following components: raw materials, direct manufacturing labor, variable manufacturing overhead and fixed manufacturing overhead each of which is computed on a physical case basis by package.

Raw material costs include the estimated cost for concentrate, sweetener and packaging materials such as bottles, cans, closures, glue, hi-cones, trays and labels. Other raw materials include miscellaneous blending ingredients and CO2.

The direct labor component of costs include estimated labor costs that are directly involved in the production of finished goods. Costs include regular wages, associated fringe benefits and payroll taxes.

The variable manufacturing overhead component of costs include all estimated indirect labor, variable and semivariable factory overhead costs. Costs include indirect labor, supplies, machine maintenance, materials breakage, production machine rental, insurance/workers’ compensation, utilities and maintenance costs

The fixed manufacturing overhead component of cost include all estimated fixed labor, depreciation expense, facility maintenance and building repairs, general insurance, taxes and building rent/lease expenses.

Fully loaded standard cost is reviewed on an annual basis and revised annually for changes in the components’ cost. Fully loaded standard cost does not include any allocation of costs not incurred at production locations.

NOTE:          Fully loaded standard manufacturing cost does not include transportation cost from the manufacturing location to the sales branch which shall be consistent with Manager’s transportation costs incurred with respect to other sales branches. Transportation cost would be in addition to the fully loaded standard manufacturing cost in determining total product cost.

EXHIBIT B

Initial Levels of Insurance

Please see attached.

Policy Number	Insurer	Type of Insurance	Limits

PPPF891497	Home Indemnity Company	Property	$14,651,177 Buildings; $9,273,000 Contents
		Commercial General Liability	$1,000,000
		Accounts Receivable Business Interruption	$6,530,000 $8,995,000

22CBBRB0962	Hartford Accident & Indemnity	Comprehensive Crime	$50,000 Truck Drivers; $500,000 All other employees

GLA583-43-31,24(1)	The Coca-Cola Bottlers’ Assn.	Product Liability	$500,000 Each occurrence, BI, PD $1,000,000Aggregate

BAF718883 BAF7173137	Home Indemnity Company	Comprehensive Automobile Liability and Physical Damage	$1,000,000 Each occurrence

YUB00108	Genesis Insurance Company Liability	Umbrella Excess	$5,000,000 Coverage H $1,000,000 Coverage B+C

WC-L225090-2	Home Indemnity Company	Workers’ Compensation	Statutory Benefits, $500,000 Employers Liability

78349363	Chubb Group	Boiler & Machinery	$10,000,000

025FF100809872	Aetna	Fiduciary Responsibility	$500,000 Basic; $500,000 Recourse

   (1)    Policy for Wilmington is to be issued.

EXHIBIT C

Entity and Sales Branch Expenses

Each Sales Branch will incur certain specific expenses directly related to the routine operation of the sales branch. These expenses are as follows:

1.        _______ cost at Manager’s fully loaded standard cost as determined in accordance with Exhibit A. Transportation cost will be included at an established standard by package for each branch to be adjusted and reconciled quarterly for any increase and decrease in cost.

2.        Payroll and benefit costs for all Sales Branch Employees and Partnership employees, including the branch manager. Benefit costs currently are estimated to be (and will be accounted for in the Annual Business Plan at) 18% of payroll (which number will be adjusted from time to time to reflect actual costs) and will be reconciled and adjusted annually to actual cost.

3.        Sales development fund expenses (CMA’s).

4.        Point-of-sale expenses.

5.        Local marketing costs such as coupon redemption, product donations, customer promotion items (dealer loaders).

6.        Insurance - Automobile, workers compensation, general liability, product liability, D&O, crime, property, boiler as required under Section 3.01(c)(7).

7.        Utility costs.

8.        Security.

9.        Telephone.

10.      Branch supplies

11.      Building repairs.

12.      Employee travel and entertainment.

13.      Postage.

14.      Over/short from route settlement.

15.      Garbage removal.

16.      Janitorial maintenance.

17.      Rent on facilities.

18.      Federal, state and local taxes related to the Business and payable by the Partnership.

19.      Business licenses and entity licenses and fees (i.e., annual report, foreign qualification, franchise fee, etc.) relating to the Partnership or the Business.

20.      Depository bank service charges.

21.      Bad debt expense.

22.      Advertising expense.

23.      Vending and Fleet Lease Payments.

24.      Other expense line items set forth in attached Profit and Loss Statement which are not specifically stated herein.

EXHIBIT D

Division Expenses

Manager will charge the Partnership on a proportionate volume basis for the relevant Division for certain expenses which are incurred at a Division level. These Division expenses are as follows:

Division sales management expenses
Vender service expenses
Fleet expenses
Post Mix Management

Computation of Pro-Rata Division Expense for Partnership.

It is anticipated that the Sales Branches will make up portions of different sales divisions which will include other sales branches of Manager. Accordingly, Manager will calculate the cost of Division sales management, vender service expenses, fleet expenses and Division post-mix management expenses on an Equivalent Case basis across all of the sales Divisions involved with the Partnership Sales Branches. The per case charge for each of the costs will then be multiplied by the Equivalent Case sales for the Sales Branches in each fiscal month.

To the extent that Division sales management, vender service expenses, fleet expense and Division post-mix management expenses are incurred at locations where 100% of the activities are related to Partnership business, then those expenses will not be based upon a pro-rata allocation using Equivalent cases. Instead, the actual expenses for these locations for the aforementioned types of expenses will be charged to the Partnership as incurred.

EXHIBIT E

Refurbishment Expenses

The following items would be refurbished by Manager and billed to the Partnership based on Manager’s standard rate consistent with what Manager charges its other sales branches for the respective Manager refurb location:

Route delivery vehicles

Cold drink equipment (venders, CCM’s)

Post-mix equipment

Pre-mix equipment

Coin changers

Dollar bill validators

Refrigeration units (compressors)

NOTE:          The “standard rate” includes all labor costs associated with the specific refurbishment, including fringe benefits, as well as other direct expenses associated with the refurbishment process. The refurbishment cost does not include any corporate overhead or interest charges.

EXHIBIT F

Miscellaneous Expenses

1.         Field Marketing personnel, Field Human Resources personnel, Field NORAND coordinators, Field Quality Assurance, management trainees. Manager will determine the total cost for these employees (payroll and benefits, T&E) in the four sales divisions which include the Sales Branches. Partnership will determine on an Equivalent Case basis the cost across all of the sales divisions involved. The per case charge for these costs would then be multiplied by the Equivalent Case sales for the Partnership branches in each fiscal month.

2.         The following expenses will be charged to the Partnership on an Equivalent Case basis across all Partnership Equivalent Cases and Manager’s non-Partnership Equivalent Cases combined:

a.        Under-the-crown (UTC) promotion expenses

b.        Tax consulting services

c.        NORAND equipment maintenance

3.         The state soft drink association dues will be charged to the Partnership based upon the percent of Partnership Equivalent Cases to all Manager’s non- Partnership and Partnership Equivalent Cases combined in the states of North Carolina, South Carolina, Georgia and Virginia. National soft drink association dues will be charged to the Partnership on a Equivalent Case basis across all of Manager’s non-Partnership cases and Partnership cases combined.

4.         Legal fees and external accounting/audit and tax consulting fees related directly to the Partnership or its respective branches.

5.         Environmental remediation and compliance expenses, environmental compliance manager’s T&E and other environmental personnel services paid by Manager which benefit the Business.

6.         New product introduction costs paid by Manager which benefit the Business would be billed to the Partnership.

7.         Identifiable market research paid by Manager which benefit the Business.

8.         Identifiable sponsorships paid by Manager which benefit the Business and a pro rata charge based on Equivalent Case sales to the Partnership for any sponsorship which benefits both the Partnership and Manager sales operations.

9.         Bonuses paid to Division managers would be charged to the Partnership on a pro rata basis.

10.      Umbrella insurance paid by Manager, if any, which benefits the Business.

11.      External training costs paid by Manager (including antitrust compliance seminars) which benefit the Business.

12.      Recruiting expense/placement fees paid to third parties for recruitment of personnel for the Business.

13.      All financing costs including fees, interest, documentation costs, etc., paid by Manager which relate to the Business.

14.      The Partnership use of Manager’s aircraft; Partnership will be billed at standard hourly charge.

15.      Cooperative advertising expenses paid by Manager, if any, which benefit the Business.

16.      Contributions paid by Manager which benefit the Business.

17.      Relocation expenses paid by Manager, if any, which relate to moving employees into the Partnership Territory.

18.      Any cost of winding up previous insurance programs in the Wilmington, Goldsboro or Coastal territories which is paid by Manager.

19.      Any cost of winding up employee benefit plans for employees (active/retired/ disabled) in the Wilmington, Goldsboro or Coastal territories which is paid by Manager.

20.      Any other expense or cost paid by Manager which relates to the Business and is approved by the Executive Committee.

21.      The cost of NORAND Equipment and supplies directly used by Partnership’s Sales Branches